UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.      )
Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
FIRST CHARTER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):
☑	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total Fee Paid:

☐	Fee paid previously with preliminary materials:
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

2) Form, Schedule or Registration Statement No.:

3) Filing Party:

4) Date Filed:

The following notice, along with a second proxy card, is being mailed on December 17, 2007 to shareholders of First Charter Corporation who have not voted by telephone or Internet or returned the proxy card that was initially mailed, along with a joint proxy statement/prospectus, on or about December 3, 2007.

December 17, 2007
Dear Shareholder,
We recently mailed proxy materials to you for the special meeting of shareholders to be held on January 18, 2008, beginning at 10:00 am, Eastern time at the First Charter Center, 10200 David Taylor Drive, Charlotte, North Carolina 28262-2373. According to our records, your vote has not been received.
Your Board Urges You to Vote FOR the Approval of the Merger
At the special meeting, shareholders are being asked to approve an agreement providing for the merger of First Charter with and into Fifth Third. If the merger is approved and completed, each outstanding share of First Charter common stock will be exchanged for either $31.00 in cash or such number of shares of Fifth Third common stock that have a value of $31.00. The Board of Directors recommends that shareholders vote “FOR” approval of the merger agreement and “FOR” the approval of any proposal to adjourn or postpone the special meeting, if necessary to solicit additional proxies.
Your shares cannot be voted unless you give your specific instructions.
Your Vote is Very Important
Your vote is extremely important; the merger cannot be completed unless it is approved by 75% of the outstanding stock of First Charter entitled to vote as of the record date. Please vote today by using the toll-free telephone voting service or the Internet. Voting instructions are located on the enclosed proxy card. You may also vote by signing, dating and returning the proxy card in the envelope provided. Your cooperation in promptly voting your proxy will be very much appreciated.
If you have any questions regarding voting, you may call our proxy solicitor, Morrow & Co., Inc., toll-free at (877) 807-8896.
Sincerely,
Robert E. James, Jr.
President and Chief Executive Officer